________________________________________________________________________________

SHARE PURCHASE
AGREEMENT

July 3, 2017

________________________________________________________________________________

By and between

FONDO DE INVERSION PRIVADO MATER AND OTHERS
and
INVERSIONES VAIMACA LIMITADA
(the Sellers)

AND

EVERTEC GROUP, LLC
and
EVERTEC PANAMÁ, S.A.
(the Buyers)

________________________________________________________________________________

Regarding shares in

TECNOPAGO S.A.

AND

EFT GROUP S.A.

CONTENTS

Clause 1. Background.	2
Clause 2. Share Purchase Agreement.	6
Clause 3. Price.	9
Clause 4. Declarations and Guarantees of the Sellers	21
Clause 5. Compensation.	28
Clause 6. Declarations and Guarantees of the Purchasers.	29
Clause 7. Non-competition.	47
Clause 8. Non-hiring.	51
Clause 9. Confidentiality.	52
Clause 10. Miscellaneous	54

SHARE PURCHASE AGREEMENT

In Santiago Chile, on July 3, 2017 by and between
I. BUYERS
Evertec Group LLC, Puerto Rican limited liability company, domiciled on Highway 176, km. 1.3, Cupey Bajo, Rio Piedras, PR 00926, represented by Mr. Luis A. Rodriguez Gonzalez, attorney, passport number #######, domiciled for this purpose on Carr. 176, km. 1.3, Cupey Bajo, Rio Piedras, PR 00926, hereinafter and indistinctly to be called also “Evertec Group”; and Evertec Panamá, S.A., Panamanian company, domiciled on Torre Las Américas, Punta Pacífica Building B, Office 604, Downtown Panamá, represented by Mr. Luis A. Rodriguez Gonzalez, hereinafter and indistinctly to be called also “Evertec Panama”; and collectively with Evertec Group, the “Buyers”; and, on the other hand,
II. SELLERS
(i) (a) Fondo de Inversión Privado Mater, a private equity fund, tax payer ID number ######, represented by its manager, the company Administradora Mater S.A., represented by Mr. Alejandro Mehech Bonati, a commercial engineer, identity card number ####### and by Mr. José Antonio Jiménez Martínez, a commercial engineer, identity card number #######, all domiciled at El Bosque Norte No. 0177, 16th floor, community of Las Condes; (b) Investments San Bernardo SpA, tax payer ID number #######, with domicile in Nicanor Plaza 2332, community de La Reina, represented by Juan Esteban Montero León, lawyer, identity card number #######, and Cristóbal Valdés Dávalos, lawyer, identity card number #######, both domiciled in N Rosario Norte Nº 555, office 1701, Las Condes, Santiago; (c) Asesorías e Inversiones Supernova SpA, tax payer ID number #######, represented by Mr. Marcelo Enrique Durán Ibañez, engineer, identity card number #######, both domiciled in Marchant Pereira 1945, apartment 1004, community of Providencia; (d) Inversiones y Asesorías Bayona Limitada, tax payer number #######, represented by Mrs. Viviana Isabel Pulgar Urquiaga, a commercial engineer, identity card number #######, both domiciled in Avenida Condell 1353, community of Providencia; (e) Inversiones Hagerdorn y Morales Limitada, tax ID number #######, represented by Mr. Christian Rolando Hagerdorn Hitschfeld, identity card number #######, both domiciled on Gotenburgo 231, apartment 121, community of Las Condes; and (f) Mr. Christian Hagedorn Hitschfeld, already identified; all previous hereinafter referred to collectively as the “Tecnopago Sellers”; and
(ii) Inversiones Vaimaca Limitada, a company whose line of business is as its name indicates, taxpayer ID number #######, represented by Carlos Eugenio Mateu Gouts, systems analyst, Rol Único de Inversionista Extranjero N° #######, Uruguayan identification ######, both domiciled for these effects at Avenida Vitacura 2939, 8th floor, Las Condes, which hereinafter and indistinctly will be also called “Vaimaca” or the “EFT Seller”;

The Tecnopago Sellers in conjunction with the EFT Seller, are also referred to hereinafter as the “Sellers” and in conjunction with the Buyers referred to as the “Parties” and each either indistinctly as a “Party”;
the Buyers and Sellers have agreed to enter into the share purchase agreement (hereinafter the “Agreement”) consisting of the following clauses:

Clause 1
Background.
1.01. Tecnopago S.A. (“Tecnopago”), tax payer number ####### is a closely held company, incorporated and existing under the laws of the Republic of Chile, which was incorporated by public deed dated September 22, 2009, signed before the Notary Public of Santiago Mr. Humberto Santelices Narducci. An authorized extract of the aforementioned public deed of incorporation was registered on page 47,790, number 33,103 in the Santiago Registry of Commerce in 2009 and published in the Official Gazette dated October 5 of the same year.

1.02 Tecnopago capital is divided, at this date, into a total of 41,632 shares without nominal value. To date there are no Tecnopago shares issued pending subscription or payment.

1.03. To date, the only shareholders of Tecnopago are those listed below, each a holder of the following shares:

(i)	Inversiones San Bernardo SpA owns 17,351 shares duly registered in its name in the registry of shareholders of Tecnopago (the “Tecnopago Registry of Shareholders”) under folio number 3;

(ii)	Asesorías e Inversiones Supernova SpA owns 683 shares duly registered in its name in the Tecnopago Registry of Shareholders under folio number 10.

(iii)	Inversiones y Asesorías Bayona Limitada owns 886 shares duly registered in its name in the Tecnopago Registry of Shareholders under folio number 8.

(iv)	Inversiones Hagerdorn y Morales Limitada holds 29 shares duly registered in its name in the Tecnopago Registry of Shareholders under folio number 7.

(v)	Christian Hagedorn Hitschfeld owns 1,451 shares duly registered in its name in the Tecnopago Registry of Shareholders under folio number 2.

(vi)	Fondo de Inversión Privado Mater owns 21,232 shares duly registered in its name in the Tecnopago Registry of Shareholders under the folio number 9.

1.04. For the development of its business, Tecnopago participates in the ownership of the company EFT Group S.A., (“EFT”), tax payer number #######. EFT is a provider of transactional services technology offering its customers payment and collection solutions for the financial, banking, retail and service industries (hereinafter the “Business”).

1.05. EFT is a closely held corporation organized and existing under the laws of the Republic of Chile, which was incorporated by public deed dated October 1, 1996, signed before the Notary Public of Santiago Ms. Gloria Patricia Cortés Escaida. An authorized extract of the aforementioned public deed was registered on page 25,803, number 10,212 in the Santiago Registry of Commerce in 1996 and published in the Official Gazette on October 21 the same year.

1.06. The caital of EFT is divided, as of this date, in a total of 17,904 shares without nominal value. As of this date, there are no shares of EFT issued that are pending of subscription or payment.

1.07. To date, the only EFT shareholders are those indicated herein, holders of the following shares:

(vii)	Tecnopago is holder of 15,756 shares, duly inscribed to its name in the share registry of EFT (the “EFT Share Registry”) under folio number 15; and

(viii)	Inversiones Vaimaca Limitada is holder of 2,148 shares, duly inscribed to its name in the share registry of EFT (the “EFT Share Registry”) under folio number 20.

1.08. In turn, EFT has direct and indirect ownership interests in the following companies:

1.08.1. EFT Global Services S.A., tax payer number #######, a closely held corporation organized and existing under the laws of the Republic of Chile, which was incorporated by public deed dated May 27, 2008, signed before the Notary Public of Santiago Mr. Ricardo Santelices Narducci, registered in the Santiago Commercial Registry on page number 16,026, folio 23,331 for the year 2008 and published in the Official Gazette of May 27 the same year.

To date, the only shareholders of EFT Global Services S.A. are (i) EFT Group SA, which owns 9,900 shares, representing 99% of the share capital; and (ii) EFT Servicios Profesionales S.A., holder of 100 shares, representing 1% of the share capital.
1.08.2. EFT Servicios Profesionales S.A., tax payer number #######, a closely held corporation organized and existing under the laws of the Republic of Chile, which was incorporated by public deed dated September 6, 2001, executed in the Notarial Office of Santiago by Mr. Mario Farren Cornejo, registered in the Santiago Commercial Registry on page 18,849, folio 23,327 for the year 2001 and published in the Official Gazette of September 10 of the same year.

To date, the only shareholders of EFT Servicios Profesionales S.A. are (i) EFT Group S.A., which owns 99 shares, representing 99% of the share capital; and (ii) EFT Global Services S.A., holder of 1 share, representing a 1% of the share capital.
1.08.3. Paytrue S.A. (Uruguay), a company incorporated and existing under the laws of Uruguay, which was formed by a public deed dated January 8, 2013 five before the public notary María Marcela Severi Cortabarría.

To date, the sole shareholder of Paytrue S.A. (Uruguay) is EFT Group S.A., which owns 24,527,698 shares, representing 100% of the share capital.
1.08.4. EFT Group S.A. (Panamá), a company incorporated and existing under the laws of Panama, which was formed by public deed dated February 18, 2011, by before the Public Notary Raúl Castillo Sanjur of the Third Notary of the Panama circuit.

To date, the only shareholders of EFT Group S.A. (Panama) are (i) EFT Global Services S.A., which owns 60 shares, representing 60% of the share capital; and (ii), EFT Group S.A., holder of 40 shares, representing 40% of the share capital.
1.08.5. Caleidón S.A. (Uruguay Free Zone), incorporated and existing under the laws of Uruguay, which was formed by public deed dated July 10, 2002, by before the public notary Silvia Aguirre Chiazzaro.

To date, the sole shareholder of Caleidón S.A. (Uruguay Free Zone) is Paytrue S.A. (Uruguay), which holds 450,000 shares, representing 100% of the share capital.
1.08.6. Paytrue Ltd. (Brazil), a company incorporated and existing under the laws of Brazil, which was formed by public deed dated July 20, 2003, by before the public notary Marco Antonio de Campos Arruda.

To date, the only shareholders of Paytrue Ltd. (Brazil) are (i) Caleidón S.A. (Uruguay Free Zone), which holds 99.99% of the share capital and (ii) EFT Group S.A. owns 0.01% of the share capital.
1.08.7. Tecnopago España Limitada, a company incorporated and existing under the laws of Spain, which was formed by public deed dated July 30, 2015, by before the Madrid Notary José Ortiz Rodríguez.
To date, the only shareholder of Tecnopago España Limitada is EFT Global Services S.A., holder of 100% of the share capital.
1.09. The companies Tecnopago S.A., EFT Group S.A., EFT Global Services S.A., EFT Servicios Profesionales S.A., Paytrue S.A. (Uruguay), EFT Group S.A. (Panama), Caleidón S.A. (Uruguay Free Zone), Paytrue Ltd. (Brazil) and Tecnopago España Limitada, are also referred to hereinafter collectively as the “Companies” and individually any of them as a “Company.” Attached as Annex 1.09 is a table showing the shareholding structure of the Companies.

1.10. Through private instrument dated February 17, 2017, Evertec Group and Sellers entered into a share pledge agreement (hereinafter “Share Pledge”) whereby the Sellers agreed to sell all of the shares of Tecnopago S.A. (hereinafter the “Tecnopago Shares”), and 2,148 shares of EFT Group S.A. (hereinafter the “EFT Shares”). Copy of the Share Pledge is attached to this Agreement as Annex 1.10.

1.11. To all the effects hereto appertaining, the date of execution hereof shall be deemed the “Closing Date”.

Clause 2.
Share Purchase

2.01. Tecnopago Share Purchase Agreement
2.01.1 By this instrument, , each of the Tecnopago Sellers, acting in the manner indicated at the hearing, sells, assigns and transfer to the Buyers, which is duly represented as aforesaid, buy, accept and acquire the Tecnopago shares they own (hereinafter also the “Tecnopago Sale”), according to the following breakdown:

(i)	Inversiones San Bernardo SpA sells, assigns and transfers 17,351 shares to Evertec Group, duly represented as indicated above, which buys, accepts, and acquires them for itself.

(ii)	Asesorías e Inversiones Supernova SpA sells, assigns and transfers 683 shares to Evertec Group, duly represented as indicated above, which buys, accepts, and acquires them for itself.

(iii)	Inversiones y Asesoría Bayona Limitada sells, assigns and transfers 886 shares to Evertec Group, duly represented as indicated above, which buys, accepts, and acquires them for itself.

(iv)	Inversiones Hagerdorn y Morales Limitada sell, assign and transfer 29 shares to Evertec Group, duly represented as indicated above, which buys, accepts and acquires them for itself.

(v)	Christian Hagedorn Hitschfeld sells, assigns and transfers 1,451 shares to Evertec Group, duly represented as indicated above, which buys, accepts and acquires them for itself.

(vi)	Mater Fondo de Inversión Privado sells, assigns and transfers 21,231 shares to Evertec Group, duly represented as indicated above, which buys, accepts and acquires them for itself.

(vii)	Mater Fondo de Inversión Privado sells, assigns and transfers 1 share to Evertec Panama, duly represented as indicated above, which buys, accepts and acquires them for itself.

2.01.2 The Tecnopago Shares are sold free of liens, prohibitions, embargos, litigation, injunctions, precedent or subsequent conditions, conditional or term sales, preferential rights of third parties, real or personal in favor of third party rights and, in general, any other circumstance to prevent or limit their free assignment, transfer or domain.
2.01.3. The Tecnopago Purchase and its respective price includes any outstanding options that, for any reason, are appropriate for the Tecnopago Sellers to exercise, whether for subscription of shares resulting from capital increases of Tecnopago or any other securities conferring future rights to shares thereof, attributable to or derived from the Tecnopago Shares which are hereby sold. It also includes all bonus shares that may have been agreed to or those whose distribution by Tecnopago to shareholders and charged to capitalized funds has been determined, whatever their origin or denomination may be and whose issue or distribution is pending to date, including the right to all assets, earnings retained or accumulated from previous years and other equity accounts that have not been distributed, to this date, with respect to Tecnopago Shares.
2.01.4. The Parties declare that the Tecnopago Shares have been entered in the shareholder register of Evertec Group and Evertec Panama, as appropriate, and the Buyers have received the corresponding share certificates. By virtue of such reception, the Buyers hereby give the broadest release of the obligation to deliver the share certificates and so declare it to be fully complied with.
2.02. EFT Share Purchase
2.02.1. By this instrument, Vaimaca, duly represented in the manner indicated at the hearing, sells, assigns and transfers to Evertec Group which duly represented as aforesaid, buys, accepts and acquires for itself the EFT Shares that the former owns as defined in section 1.07 of this instrument (hereinafter also the “EFT Sale”).
2.02.2. The EFT Shares are sold free of liens, prohibitions, embargos, litigation, injunctions, precedent or subsequent conditions, conditional or term sales, preferential rights of third parties, real or personal in favor of third party rights and, in general, any other circumstance to prevent or limit their free assignment, transfer or domain.
2.02.3. The EFT Purchase and its respective price includes any outstanding options that, for any reason, are appropriate for the EFT Seller to exercise, whether for subscription of shares resulting from capital increases of EFT or any other securities conferring future rights to shares thereof, attributable to or derived from the pledged EFT Shares. It also includes all bonus shares that may have been agreed to or those whose distribution by EFT to shareholders and charged to capitalized funds has been determined, whatever their origin or denomination may be and whose issue or distribution is pending, including the right to all assets, earnings retained or accumulated from previous years and other equity accounts that have not been distributed, to this date, with respect to EFT Shares.
2.02.4. The Parties declare that the Tecnopago Shares have been entered in the shareholder register of Evertec Group and the Buyers have received the corresponding share certificates. By virtue of such reception, the Buyers hereby give the broadest release of the obligation to deliver the share certificates and so declare it to be fully complied with.
Clause 3.
Price.
3.01. Price of Tecnopago Shares. The price for all sold to Tecnopago Shares (41.632) amounts to the sole and total amount of CLP$ 22,417,170,546 (twenty-two thousand four hundred seventeen million one hundred seventy thousand five hundred and forty-six pesos) (the “Tecnopago Price”) at the rate of CLP$ 538,460.1) (five hundred thirty-eight thousand four hundred sixty spot one pesos) per share approximately (the “Price per Tecnopago Share”), which the Buyers pay to the Tecnopago Sellers at the Closing Date by bank transfer with unrestricted funds, to the checking accounts provided by the Tecnopago Sellers, the details of which are as follows:

(i)	CLP$ 9,342,821,055 will be paid to Inversiones San Bernardo SpA, by deposit to checking account Nº ####### of Banco de Chile.

(ii)	CLP$ 367,768,243 will be paid to Asesorías e Inversiones Supernova SpA, by deposit to checking account Nº ####### of Banco Santander.

(iii)	CLP$ 477,075,641 will be paid to Inversiones y Asesoría Bayona Limitada by deposit to checking account Nº ####### of Banco Itaú.

(iv)	CLP$ 15,615,343 will be paid to Inversiones Hagerdorn y Morales Limitada by deposit to checking account Nº ####### of Banco de Chile.

(v)	CLP$ 781,305,593 will be paid to Mr. Christian Hagedorn Hitschfeld by deposit to checking account Nº ####### of Banco de Chile.

(vi)	CLP$ 11,432,584,671 will be paid to Mater Fondo de Inversión Privado by deposit to checking account Nº ####### of Banco de Chile.
Annex 3.01 includes the calculation of the Tecnopago Price.
3.02. EFT Share Price. The price for all EFT Shares (2148 shares) amounts to the sole and total amount of CLP$ 3,056,110,836 (the “EFT Seller Price”) at the rate of CLP$ 1,422,770.41 per share (the “Price per EFT Share”), which the Buyers hereby pay to the EFT Seller by deposit to the checking account number ###### of Banco Santander Chile. The EFT Seller Price is based on a price for 100% of the EFT shares (17,904 shares) corresponding to the amount of CLP$ 25,473,281,382 (the “EFT Price”) multiplied by the corresponding stake of the EFT Seller in EFT, equivalent to approximately 12% stake of the Seller in EFT.

Annex 3.02 included the calculation of the EFT Seller Price and the EFT Price.

3.03. Withholdings. The parties note that a portion of the above mentioned, (made up of the “Tecnopago Price” and the “EFT Seller Price”), amounting to the amount equivalent to CLP$ 1,662,500,000, consisting of the sum of CLP$ 665,000,000 (12 months from the Closing Date), CLP$ 820,191,595 (24 months from the Closing Date), and CLP$177,308,405 (36 months from the Closing Date) contained therein, of the payments specified in section 3.01 and 3.02 (hereinafter “Withholdings”) are delivered on this same date by the Sellers, as appropriate under the provisions described above, to Rodrigo Ochagavía Ruiz Tagle as custodian of withholdings (the “Withholdings Agent”). Withholdings are intended to ensure compliance with the Sellers’ severance payment obligation, as stipulated in clause 5 of this Purchase Agreement regarding the EFT Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount, according to that which is stipulated in section 3.04 of this Purchase Agreement, and the payment obligation considered in section 4.01.18 (b). Attached as Annex 3.03 to this Purchase Agreement is the contract entered into with Withholdings Agent (the “Mandate”).

The Withholdings Agent must invest the Withholding funds in deposits in a term of 90 days, adjustable and renewable, keep them in their custody and release said funds and the corresponding interest in favor of the Sellers or the Purchasers as follows:
(i) Upon completion of 12 months from the date hereof, the Withholdings Agent must return and pay the Sellers, in the proportion indicated in Clause 3 of the Mandate, the higher value between (a) zero and (b) CLP$665,000,000 less the value of any Claim existing at that time, or the value corresponding to the Tax Return under paragraph (iii) below;
(ii) Upon completion of 24 months from the Closing Date, the Withholdings Agent must return and pay the Sellers, on a prorated basis, the higher value between (a) zero and (b) CLP$ 721,000,007 and 68,604 less the value of any Claim existing at the time, or the value corresponding to the Tax Return under paragraph (iii) below. Inversiones Vaimaca Limitada is excluded for purposes of the applicability of this section, whose portion corresponding to the amount of CLP$ 98,422,991, which amount will be return and repaid upon completion of 36 months counted from the present date, in accordance with what is indicated in sections (iii) and (iv) that follow.
(iii) If within 36 months from the Closing Date, the Buyers demonstrate by means of a certificate issued by the financial manager of EFT, that any of the following situations has occurred, according to section 4.01.18(b): (a) the SII (Servicio de Impuestos Internos, [Internal Revenue Service]) totally rejects the requested Tax Return; (b) the SII partially rejects the Tax Return; or (c) the SII fails to make any pronouncements with respect to said Tax Return after 36 months from the Closing Date, then the amount of the Tax Return in cases (a) and (c) must be fully delivered to the Buyers, as well as in (ii) whatever is not returned. In case that the Tax Return is fully agreed, the Withholding Agent will deliver such sums to the Sellers without additional actions. For purposes of this paragraph, it is understood that the amount of the Tax Return corresponds to the amount of CLP$177,308,405.

(iv) If within the periods indicated in the previous paragraphs, the Buyers communicate in writing to the Withholding Agent in the manner set forth in Clause 9.05 of the Mandate (the “Claim Notification”), (a) the existence of a claim, charge, lawsuit, or action against the Sellers for Lack of Precision, or (b) the amount corresponding to the EFT Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount in favor of the Buyers that has not been paid under this Agreement ((a) and (b) collectively, the “Claim”), the Withholding Agent should withhold the amount indicated in the respective Claim until:

(x) the Buyers and the Sellers send the Withholding Agent written, joint instructions regarding how to proceed; or
(y) the Withholding Agent (y.1) determines by final executed judgment issued on how to proceed with respect to the Withholding. If the arbitration award indicates that the Sellers must pay a certain amount to the Buyers, the Withholding Agent must deliver to the Buyers the amount indicated in the arbitration award without further processing.; and / or (y.2) a certificate from PwC Chile, or the company that finally determines the price adjustment referred to in Section 3.04 of this contract, in relation to what is indicated in section 3.04.7 of the same, resolving to whoever the payment of said adjustment corresponds to. If the EFT Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount is in favor of the Buyers, the Withholding Agent shall deliver such sum without further processing.
(v) The portion of the Withholding that will not form part of the Claim or the Tax Return must be delivered to the Sellers in accordance with the rules indicated in the preceding paragraphs (i), (ii) and (iii); with the exception as indicated for Inversiones Vaimaca Limitada as indicated in paragraph (ii) above. In the event that a Claim is resolved that is pending resolution on the date of the respective disbursements, and the amount to be paid to the Purchasers determined in the resolution of the Claim is less than the amount withheld, the Withholding Agent shall deliver the corresponding difference to the Sellers without further processing.

(vi) In the case of the previous sections (i) and (ii), the Withholding will be kept in force for a period of 12 to 24 months, respectively, with the exception of what is indicated for Inversiones Vaimaca Limitada as indicated in paragraph (ii) above, whose pro rata in the Withholding of the amounts indicated in paragraph (ii) above shall have a validity of 36 months.
It is stated that for these purposes, the persons identified in Annex 3.03(vi) by each Seller will be personally liable for the obligations contracted by the Sellers in this Agreement in the manner indicated in section 5.10, including the Indemnifications indicated in clause 5, for the prorated part that corresponds to each one and with the restrictions and periods established in this instrument, with the sole exception of the shareholder Inversionista Vaimaca Limitada, whose prorated part of the Withholding (CLP$98,420,991) will be valid for 36 months, unless Inversiones Vaimaca Limitada grants the personal guarantee of its shareholders or another guarantee sufficient to cover this obligation to the satisfaction of the Buyers within said period.
3.04. EFT and Tecnopago Price Adjustments. The Parties agree that the EFT Price and the Tecnopago Price stipulated in this instrument will be adjusted after this date in accordance with the following provisions:

3.04.1. For the purposes of the provisions in section 3.04, the following terms shall have the meanings indicated below for each:

“Estimated Financial Debt of the Transaction” means the sum, at the Closing Date, without duplication, of: (i) Estimated Financial Debt and (ii) Estimated Debt Equivalents. Annex 3.04.1(i) includes an example of calculating the Financial Debt of the Transaction as of the Closing Date.
“Estimated Financial Debt” means the sum, at the Closing Date, without duplication, of: (i) the payable financial obligations in monetary terms that have accrued interest, including the principal and accrued interest on such obligations according to their titles or documents, excluding market value adjustments; and (ii) the financial obligations payable in monetary terms with title for collection, even without not accrued interest, accounted for at current fair value. For the purposes of the provisions in paragraphs (i) and (ii) above, those obligations refer to items included in the Closing Financial Statements only on the following items: (x) other financial liabilities, current and (y) other financial liabilities, non-current. The bank overdraft account is incorporated in the above accounts (x) and (y). Annex 3.04.1(ii) includes an example of calculating the daily Financial Debt as of the Closing Date.
“Estimated Debt Equivalents” means the sum, at the Closing Date, without duplication, of: (i) compensation for years of service at all events “vested”; (ii) expenses arising from the transaction, including but not limited to change of control payments; (iii) other nonfinancial liabilities (deferred income); (iv) tax liabilities (current taxes); (v) accounts payable over ninety (90) days pending, less (vi) tax assets (recoverable taxes). Annex 3.04.1(iii) includes an example of calculating Estimated Debt Equivalents Debt at the Closing Date.
“Estimated Working Capital” means the difference obtained at the Closing Date by subtracting current estimated assets from current estimated liabilities. Annex 3.04.1 (iii) bis contains an example of Working Capital calculation at the Closing Date.
“Current Estimated Assets” means the sum at the Closing Date of all current assets in the balance statement less the sum of the following items: (i) Estimated Cash Closing; (ii) current portion of deferred tax assets; and (iii) accounts receivable over ninety (90) pending.
“Current Estimated Liabilities” means the sum, the Closing Date, of all current liabilities in the balance statement less the sum of the following items: (i) deferred revenue; (ii) current taxes; (iii) the current portion of deferred tax liability; (iv) other current financial liabilities; (v) the current portion of the liability related to the purchase of Paytrue, S.A.; (vi) loans with related parties; (vii) intercompany loans;
Annex 3.04.1(iv) above includes an example calculation of Estimated Working Capital for each month in 2016.
“Estimated Cash” means the sum, at the Closing Date, of the asset items listed in Annex 3.04.1(v) with reference values as of the Closing Date.

3.04.2. The Parties expressly state that the EFT Price considers that EFT includes by the Closing: (i) Financial Debt of the Estimated Transaction of CLP$5,122,285,238; (ii) an Estimated Working Capital of CLP$965,919,520, and (iii) an Estimated Cash Balance of CLP$272,602,000.

3.04.3. The Parties agree that:

(i).
The EFT Price (i) shall decrease by the amount in which the Financial Debt of the Closing Transaction exceeds the Financial Debt of the Estimated Transaction, if applicable, or, (ii) shall increase by the amount in which the Financial Debt of the Estimated Transaction exceeds the Financial Debt of the Closing Transaction (“Closing Financial Debt Adjustment).

(ii)
The EFT Price (i) shall increase in the amount that the Closing Working Capital exceeds the Estimated Working Capital, if applicable, or (ii) it shall decrease in the amount by which the Estimated Working Capital exceeds the Closing Working Capital (the “Closing Working Capital Adjustment”).

(iii)
The EFT Price (i) shall increase in the amount that the Closing Cash exceeds the Estimated Cash Balance, if applicable, or (ii) it shall decrease in the amount by which the Estimated Cash Balance exceeds the Closing Cash Balance (the “Closing Cash Balance Adjustment”).

(i)
The term “EFT Closing Adjustment Amount” (which can be a positive or negative amount) shall be defined as the number resulting from adding the Closing Financial Debt Adjustment, Closing Working Capital Adjustment and the Closing Cash Balance Adjustment.

(ii)
The “EFT Seller Closing Adjustment Amount” (which may be a positive or negative amount) shall be understood as the number resulting from multiplying the EFT Closing Adjustment Amount by 11.9973% of the EFT Seller’s stake in EFT.

(iii)
The “Tecnopago Closing Adjustment Amount” (which can be a positive or negative amount) shall be understood as the number obtained by multiplying the EFT Closing Adjustment Amount by the 88.0027% share of Tecnopago in EFT

The Financial Debt of the Closing Transaction, the Closing Working Capital and the Closing Cash Balance shall be defined, respectively, as the final amounts of the same items at the Closing Date, calculated according to the provisions of the following Section.
3.04.4. For the purposes of calculating the EFT Closing Amount Adjustment, the Buyers shall, within 60 days from the Closing Date, cause EFT to perform and submit to the Sellers a consolidated balance of EFT at the Closing Date (the “Closing Financial Statements”) and a statement indicating: (i) the final amount of the Closing Financial Debt of the Transaction, the Closing Working Capital and the Closing Cash Balance, calculated according to the Closing Financial Statements and the definitions outlined in Section 3.04.1 of this Agreement, for each item; (ii) the calculation of the EFT Closing Adjustment Amount; (iii) the calculation of the Seller Closing Adjustment Amount, and (iv) the calculation of the Tecnopago Closing Adjustment Amount (the “Closing Statement”). It is expressly stated that for the calculations indicated in this clause 3, the following will not be considered; (a) capital contributions by the Buyers in the Companies on the Closing Date and (b) the prepayment of the existing liabilities of EFT Group S.A. to the following banks: Banco de Crédito e Inversiones, Banco ITAU, Banco Santander and Banco de Chile at the Closing Date. Accordingly, items to be considered for calculating the EFT Closing Adjustment Amount will not contain such capital and prepayment contributions. The Closing Financial Statements must have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applicable in Chile with the exception of calculating the Closing Working Capital, Closing Current Assets, and Closing Current Liabilities, which in this case shall be presented in accordance with Generally Accepted Accounting Principles (GAAP), according to the same criteria used by the companies in previous accounting years. An example of the Financial Debt of the Closing Transaction, of Closing Working Capital, the calculation for the EFT Closing Adjustment Amount, of the EFT Seller Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount is attached as Annex 3.04.4 to this Purchase Agreement.

3.04.5. Once the Closing Financial Statements and the Settlement Statement have been submitted by the Buyers through communication sent in the manner provided in Section 10.05 of this instrument, the Sellers will have a maximum of 15 days to provide the Buyers with feedback thereon. Said 15 days will be calculated from the moment that the Buyers delivers to the Sellers all the information that is necessary and reasonable to provide in order to analyze the adjustments that ultimately occur. In the event that the Sellers do not provide any feedback within that period it shall be deemed that they have no claim, action or demand to be made against the Buyers regarding the Closing Financial Statements and the calculation of the EFT Closing Adjustment Amount, the EFT Seller Closing Adjustment Amount, and the Tecnopago Closing Adjustment Amount, being required to proceed to payment of the latter pursuant to the present clause by the applicable Party or Parties, on the pro rata basis corresponding to each, within 10 days of the expiry of that 15-day period.

For the purposes of preparing its feedback, at the date of notification of the Closing Financial Statements and Settlement Statement, the Buyers will provide the Sellers with access to the accounting and financial information of the companies at the offices thereof or in the manner agreed by the same Parties, on weekdays and within working hours, in order to confirm the information contained in the Closing Financial Statements and Settlement Statement.
3.04.6. In the event that the Sellers provide any feedback within the 15-day term stated in the previous paragraph, by notification sent in the manner provided in Section 10.05 of this Agreement, the Buyers shall in turn have 15 days from the provision of such notice and the provision of the information to respond in the same manner to the feedback given by the Sellers. In the event the Buyers fail to submit the reply within the aforementioned 15 days, it will be with the understanding that they fully accept and endorse the feedback provided by the Sellers regarding the Closing Financial Statements and the calculation of the EFT Closing Adjustment Amount, the EFT Seller Closing Adjustment Amount, and the Tecnopago Closing Adjustment Amount, and that there is no claim, action or complaint whatsoever to formulate in this matter, being required to proceed to payment of the latter pursuant to the present clause by the applicable Party, on the pro rata basis corresponding to each.

3.04.7. In the event the Buyers respond within the period specified above to the comments made by the Sellers, the Buyers and Sellers shall negotiate in good faith for a period of 15 days from that response, with the intention to resolve differences. If the objections are not resolved in a mutually acceptable manner within the period of 15 days, the difference existing to that effect between the Parties shall be resolved, in one instance and without further recourse or claim of any kind, by the Chile auditing firm, or, if this position is not accepted, that which is designated by mutual agreement between the Parties and, in the absence of such agreement, by indicating the arbitrator designated in this instrument. The auditing firm that resolves differences regarding the Closing Financial Statements may only rule on those matters and specific items contained in the comments made by the Sellers or the Buyers and its effect on Closing Financial Debt of the Closing Transaction, Closing Working Capital and Closing Cash Balance.

That part of the EFT Seller Closing Adjustment Amount and Tecnopago Closing Adjustment Amount found to be out of the question will be paid, pursuant to the present clause, within 10 days following notification of the response of the Buyers to the feedback of the Sellers, on the pro rata basis corresponding to each. Any part of the EFT Closing Adjustment Amount and the Tecnopago Closing Adjustment Amount subject to discussion shall, pursuant to the present clause, be paid within 10 days following notification of the decision issued on the matter by the auditing company that has addressed such objection or claim, in accordance with the provisions of the preceding paragraph, on the pro rata basis corresponding to each.
3.04.8. Both the observations made by the Sellers and the response thereto by the Purchasers shall contain a concrete proposal for correction or modification of the Closing Financial Statements or the specific indication of each of the items on which the comments are based and the amount thereof; if it is not done, it is with the understanding the respective observations or response thereto have not occurred.

3.04.9. Once the EFT Closing Adjustment Amount has been determined, the EFT Price will decrease if the EFT Closing Adjustment Amount is negative, or increase if the EFT Closing Adjustment Amount is positive. In such way, the new EFT Price shall be the EFT Price incorporating the EFT Closing Adjustment Amount (the “EFT Adjusted Closing Price”). Similarly, the EFT Seller adjusted closing price shall be the EFT Seller Closing Price incorporating the EFT Seller Closing Adjustment Amount (the “EFT Seller Adjusted Closing Price”). In addition, one of the following payments shall be made:

(a)	If the EFT Seller Closing Adjustment Amount is negative, the EFT Seller will pay Evertec Group, LLC the EFT Seller Closing Adjustment Amount;

(b)	If the EFT Seller Closing Adjustment Amount is positive, Evertec Group, LLC shall pay the EFT Seller the EFT Seller Adjustment Amount.
3.04.10. Once the Tecnopago Closing Adjustment Amount has been determined, the Tecnopago Price will decrease if the Tecnopago Closing Adjustment Amount is negative, or will increase if the Tecnopago Closing Adjustment Amount is positive. In this way, the new Tecnopago Price shall be the Tecnopago Price incorporating the Tecnopago

Closing Adjustment Amount (the “Tecnopago Adjusted Closing Price”, and jointly with the ETF Seller Adjusted Closing Price, the “Adjusted Closing Price”). In addition, one of the following payments shall be made:

(a)	If the Tecnopago Closing Adjustment Amount is negative, the Tecnopago Sellers will pay the Buyer pro rata the Tecnopago Closing Adjustment Amount, on the pro rata basis corresponding to each;

(b)	If the Tecnopago Closing Adjustment Amount is positive, the Buyers shall pay the Tecnopago Sellers pro rata the Tecnopago Closing Adjustment Amount, on the pro rata basis corresponding to each.
The amount that each Party should pay or receive, as appropriate, shall be determined in accordance with the percentage of Tecnopago Shares acquired or disposed in relation to total number of Tecnopago Shares.
Clause 4. Statements and guarantees of the Sellers
4.01. The Parties hereby agree that the Purchasers have entered into this Agreement along with the payment of the Tecnopago Price and EFT Price, as indicated in the previous clauses and for other reasons, in consideration of the declarations and guarantees (the “Declarations and Guarantees”) that are included in this clause and created by the Sellers for the exclusive benefit of the Purchasers as an essential basis for the signing of this Purchase Contract.
4.01.1. Companies.

(i)
The Companies are duly constituted and registered in the corresponding records and entities for each legislature. They exist legally, and they do not violate any laws. They are current and in conformity with the laws of the countries where they reside and have complete control over their corporate interests, as well as complete authority and ownership of their properties and assets. They have complete control over the performance of their business in the manner that they are currently performed.

(ii)
The books containing investor and Board of directors meeting minutes, and any other corporate or Company books that are obligated to be kept by law or regulations or corporate statutes, are current and contain all agreements and resolutions adopted by the respective group during meetings and sessions held as of this date, all of which have been adopted in a proper manner and in compliance with all requirements of applicable law.

(iii)
There are no agreements pending meetings of investors or sessions of the board, nor are there partner agreements within the Companies pending that have not been registered in the books containing meeting minutes or any other books, and that have therefore not been made known to the Purchasers. The investor records and the books containing minutes from board meetings and investors meetings for the Companies have been kept on compliance with all of legal and regulatory requirements as applicable, and are complete and correct.

(iv)
The share capital for each of the Companies is currently divided in accord with the stipulations of Appendix 4.01.01(iv), which is duly signed and paid, and whose investors, partners or capital owners, with their corresponding share, are detailed in said appendix. They all have their corresponding share certificates in conformity with each legislature.

(v)
The shares issued by the Companies consistent with Companies that issue shares, or the corporate rights of the corresponding Companies, have been duly and correctly issued according to the law. Their issuing, signing and payment has not violated any right to preferential rights of other investors or partners of the respective Companies, whether these be third parties or of third parties, or agreements with current investors, and they are completely signed and paid, and they are not affected by any lien whatsoever.

(vi)	There are no modifications regarding ownership of corporate rights or shares of the Companies which are not duly recorded and published in accord with applicable Legislation.

(vii)
There are currently no rights or ownership in circulation that would grant he right to receive shares or corporate rights to the Companies, such as preferential acquisition rights, warrants, option rights or instruments that could be converted or cashed for shares that could obligate the Sellers or the Companies to issue, sell or transfer any share or right belonging to the Companies.

(viii)
The Companies have no share participation or corporate rights whatsoever, whether direct or indirect, in entities that do not form part of the Companies, and they do not form part of associations, joint ventures, joint action agreements or any other type of for profit company or entity other than the Companies.

(ix)
All transactions effected in order to acquire shares and corporate rights for the Companies, whether by purchase, fusion or any other mechanism, and whether carried out directly or indirectly, are valid and comply with all applicable legislative requirements and with the statutes of the respective Companies. They are not affected by any liabilities subject to claims.

(x)
The Tecnopago Sellers are outright owners of Tecnopago shares, in the proportion indicated in section 2.01.1. This ownership is free and clear of any guarantees, liens, prohibitions, restrictions, litigation, embargos, resolution conditions, claims and, in general, any ownership limitation which could, together with mortgages, liens, expropriations or notifications of expropriation procedures, leases with option to buy or conditional purchase agreements, antichresis, purchase or buyback options, right of ways, credits, deferred rights for customs or any other rights in favor of third parties, that shall be referred to as “Liabilities.”

(xi)	Vaimaca is the owner of 2,148 EFT shares., and said ownership is free and clear of liabilities; and

(xii)
The Sellers act in the signing and fulfillment of this Purchase Agreement and in the signing and fulfillment of all acts and contracts contained herein, within their faculties, with all corresponding corporate approvals. Therefore, the contracts are valid and obligatory as applied to them, allowing for the demand of compliance and conformity with their terms.

4.01.2. Violations. The signing and fulfillment of this Purchase Agreement :

(i)
Shall not constitute an infraction of the respective statutes of the Companies. Neither shall it constitute an infraction or non-compliance of any precautionary measure, order or obligatory decree for the Sellers or of any stipulation or contractual and enforceable obligation for them or the Companies;

(ii)	Does not grant third parties the right to terminate any contract to which the Companies are party nor to demand of them the fulfillment of any obligations; and

(iii)	Does not constitute an infraction regarding any enforceable or obligatory legal or regulatory standard for the Companies.
4.01.3. Financial Statements. The consolidated financial statements for EFT and Tecnopago, audited on December 31, 2015 and audited on December 31, 2016 (jointly the “Financial Statements”), are contained in Appendix 4.01.03 and except as indicated in this appendix:

(i)	Have been prepared in compliance with applicable IFRS standards in Chile and are consistent with the accounting books and records of the Companies;

(ii)
Faithfully represent the financial situation of the Companies and the results of their operations as of the closing date, including their assets, liabilities, contingencies, obligations, results and variations in their capital and accounts;

(iii)	Reasonably comply with the statutory, legal and contractual obligations and requirements required by the Companies;

(iv)
Do not contain relevant effects regarding results obtained from operations or transactions outside of the normal course of the Companies´ business, except those expressly indicated in the notes of the Financial Statements;

(v)
Contain values for the assets that are indispensable to the practice of the Companies´ operations and are consistent with historical activities, with the exception of the time when EFT and Tecnopago migrated to the new IFRS standards, having acquired these values from market conditions and been depreciated in conformity with applicable IFRS standards in Chile. Depreciation policies consider usage, useful life and residual value of the said assets, according to the IFRS standards mentioned above;

(vi)
Contain provisions that are consistent with applicable IFRS standards in Chile, and that have been regularly applied in the past regarding non-paying and doubtful debtors, obligations and liabilities (real, contingencies and others), including, among others, tax obligations, obligations to other related businesses and financial obligations existing as of this date. All reserves included in the Financial Statements adequately and sufficiently reflect the amounts of these obligations and liabilities, in accord with applicable IFRS standard in Chile.

Additionally, and except for the provisions of the said appendix, the situation of the Companies to this date has not varied in a significant manner from the statements made in the Financial Statements, regarding activities, contracts or circumstances outside of the ordinary activities of their businesses.

It is expressly stated that pursuant to clause 5.01 (iv) of this Agreement, EFT Group S.A. took out a loan with Banco Crédito e Inversiones for a total amount of CLP 2,294,303,564.

4.01.4. Accounting books and records. The Companies keep their accounting books and records in accord with applicable legal and regulatory standards.

4.01.5. Assets. The Companies (i) are owners of the goods considered as being under their ownership in the Financial Statements and the inventories listed in their books and records, without damage to those that are sold, transferred or perished under normal market conditions, within the normal course of their businesses and in a manner consistent with past practices; (ii) possess said goods and assets free of all promise, liens, prohibitions, ownership limitations or all rights inherent in these, third parties´ rights to the use or advantage of any benefit derived from them; and (iii) generally maintain said assets in useful conditions for the purpose for which they are meant, except for normal deterioration in accord with their legitimate and appropriate use as they were made for. Appendix 4.01.05 contains all the Assets of the Companies, which comply with the characteristics indicated herein.

4.01.6. Real estate. The Companies are tenants of the real estate that is included in Appendix 4.01.06. This appendix also includes a report on the primary terms of the tenant contracts, including their duration and the amount of rent for the tenant contracts that the Companies are currently paying.

4.01.7. Business performance. The Companies have the necessary personnel and are owners or title holders of sufficient rights over assets, contracts, licenses and other necessary elements to perform their business and activities in a normal way, in the manner which has been carried out until this date.

4.01.8. Authorizations, permissions and others. To this date, EFT and the rest of the Companies have all the necessary authorization to perform their business. They also comply in all relevant aspects with all regulations required by respective laws as applicable to each legislature, as well as that which is required by clients and providers. Furthermore, the have all applicable municipal patents, permissions or relevant authorizations of all types, as necessary for the performance of their businesses in the manner that they have been carried out to this date. All of these are current and up to date regarding payments, and the Companies have no knowledge of any impediments to their renewals.

4.01.9. Contracts. All contracts, agreements and written obligations, even if unilateral on the part of the Companies, of any type and current, are indicated and detailed in Appendix 4.01.09(i). The Companies have completely complied with all relevant aspects with obligations arising from the contracts they are included in. Furthermore, except as indicated in Appendix 4.01.09(ii), (i) the Companies are not parties to any contract (x) that in the case of change of control of the Companies contain any clauses or exceptions that would make it impossible or restrict their cession to third parties, or that would imply their termination, or that could permit any party to revise or modify their terms in case of change of control of the Companies, y / o in which the signing and compliance with this Purchase Contract would grant third parties the right to terminate the contract to which the Companies are party, or to require prior compliance with any obligation on the part of the Companies; (ii) the Companies are not parties to any contract or relevant agreement that is not part of the ordinary course of their business, consistent with their commercial and operational practices in the past; (iii) the Companies have not received written notice or claim of termination, resolution, nullification or non-compliance of any current and relevant contract to which they are party; and (iv) the Companies are not in serious non-compliance with any tenant contract or current license to which they are party and from which they could receive use or benefit of goods or assets that are individually indispensable to their business. They are up to date with all rental payments or amounts or loans owed related to these, and neither are their counterparts in these contracts in non-compliance with their obligations under the contracts.

4.01.10. Contracts and operations with related parties. Except as indicated in Appendix 4.01.10, (i) the Companies do not owe any obligations to Related Parties, nor do they form part of any contract with them that is current or under which they could incur future obligations; and (ii) the Companies do not have accounts or credits of any type to be charged to any Related Party.

It is hereby agreed that, for the effects of this Purchase Agreement, “Related Parties” is understood to mean those described as such in article 100 in Law 18.045 regarding Stock Markets.

4.01.11. Intermediary Commissions. To this date the Companies do not owe any amount to any investment bank, commission agent, or any other intermediary contracted or authorized to act in representation of any of the Sellers or of the Company regarding the operation discussed in this document, nor have they signed any contract to this effect with such consultants or intermediaries.

4.01.12. Labor and pension issues. Except as indicated in Appendix 4.01.12(i), the Companies have complied with all relevant aspects of the legal and regulatory standards regarding labor and pension issues as applicable to their operations, and (i) they are current with the payment of compensation and benefits as agreed with employees with whom they have signed work agreements. They are also current with retention taxes, pension quotas and health benefit payments to which they are obligated; (ii) they do not have any liability of contingency related to employees that have worked for them in the past, whose work contracts were duly terminated for legal reasons after payment of all due benefits; (iii) they do not have any collective bargaining processes that are in progress; (iv) the Companies have not been notified within the last three months of the formation of new unions or of the initiation of new collective bargaining agreements that are pending; (v) they do not have any agreements or contracts regarding compensations, incentives, share agreements, indemnifications for years of service, deferred compensations or any other similar agreements or plans with, or that could benefit, employees, executives and laborers; (vi) they have not been notified of any investigations or summary proceedings by administrative authorities or State offices, related to compliance with legal or regulatory labor standards; (vii) to the true and faithful understanding of the Sellers, there are no employees being investigated for work accidents; (viii) they have not contracted personal services that could reasonably be considered to be in subordination and dependence with any individual, without having signed a work contract with the individual in accord with current laws; and (ix) all employment agreements for workers at the Companies state that the bonuses to be paid will be calculated based on Article 50 of the Labor Code, corresponding to 25% of that which has accrued during the respective commercial financial year for monthly compensation with a limit that does not exceed 4.75 monthly minimum wages, an item that is calculated annually but that is paid monthly in a 1/12 proportion.

Additionally, the Sellers guarantee to the Purchasers that the Companies have performed reviews and required payment receipts as required by law regarding compliance with labor and pension obligations as earned up to this date on the part of sub-contractors and service providers that are hired. To this date no non-compliance has been detected in any of these obligations.

In Appendix Appendix 4.01.12 (ii) there are models of the work contracts used by the Companies with their employees, along with a spreadsheet containing the conditions for compensation for all of them, the primary benefits to which they are entitled, their start dates and pending vacation days.

For the effects of this section and the next, benefits are understood to mean all sums that must be paid by the Companies to their employees in virtue of work contracts signed with them, or that are required by legal mandate, excluding those that, according to any legal disposition, are not to be considered as benefits.

4.01.13. Primary executives. Appendix 4.01.13 contains complete and faithful copies of the work and service contracts corresponding to Primary Executives, as defined below, and which are current as of this date. There are also copies of all the modifications made to them, along with a spreadsheet of the wages or fees agreed to, the services contracted and the start and end dates. To this effect, “Primary Executives” is understood to mean Rodrigo Del Castillo, Cristobal Oyarce, Diego Nario, Gonzalo Paez, Oscar Barrios, Daniel Brignardello, Marcelo Durán, Karla Chamorro, Juan Pedro Arcil, Fernando Beya, Juan Ricardo Giadach, Jose Luis Godoy, David Lagos and Rodrigo González.

4.01.14. Insurance coverage. The Companies have insurance on their goods and operations as indicated in Appendix 4.01.14, all of which are current with their respective premium payments. These policies are sufficient to cover insurable contingencies regarding their assets. To this date, the Companies (i) have not been notified by the respective insurance companies of the termination of the policies or the reduction in coverage, nor is there any circumstance that could lead to the rejection of coverage under these policies; (ii) they are in compliance with their information, risk declaration, non-aggravation and other obligations as necessary to maintain coverage under these policies; and (iii) the Companies and their assets have not suffered losses that have not been reported or informed to the insurance companies, or that have been rejected by the insurance companies for non-compliance with the requirements of the policy and / or the contracted coverage.

4.01.15. Proxies. To this date, the only proxy holders in the Companies are those indicated in Appendix 4.01.15, whose credentials are described in said appendix.

4.01.16. Current accounts. To this date, the only current bank accounts for the Companies are those indicated in Appendix 4.01.16 whose balances reported by the respective banks as of June 30, 2017, at the hour indicated from each one, are included in said Appendix, along with a reconciliation of these balances with outstanding checks written against the accounts.

4.01.17. Litigations. Except as indicated in Appendix 4.01.17, (i) the Companies have not been legally notified of any lawsuit, claim, request or petition against them. Neither have they been notified of any other type of judicial or administrative procedure, nor have they received written claims from third parties with allegations that could reasonably allow for the initiation of imminent judicial actions; (ii) the Companies or their executives or employees have not been notified of the existence of any investigation on the part of State offices or administrative authorities, nor of any audit, revision or other scrutiny on the part of these offices and authorities, of which they would have received formal notice to the Companies or Sellers; (iii) there are no judicial sentences issued by any ordinary, special or arbitral judge regarding judgments, litigation or finished procedures, nor are there sentences, judgments or resolutions issued by administrative offices, all of which have been duly notified in accord with the law and of which are required by the Companies and that may be pending compliance; and (iv) to the true and faithful knowledge of the Sellers, there are no criminal procedures or judgments, nor police investigations or claims that could be formally brought against the Companies, relative to the criminal acts, and derived from acts taken by representatives or employees of the Companies and related to the Companies or their businesses.
4.01.18 Taxes. (a) Regarding taxes and tributes of any kind that affect or could affect the Companies, the Sellers declare that each Company:

(i)
has promptly presented tax authorities with the corresponding tax declarations regarding provisional monthly payments, tax declarations regarding sales and services and yearly income tax declarations corresponding to the Company (the “Declarations”);

(ii)
has written and prepared the Declarations in good faith, in strict compliance with each and every applicable tax law, as well as with the internal tax service (SII as abbreviated in Spanish) and the corresponding tax authorities;

(iii)
has written and prepared the Declarations in a manner consistent an in accord with their accounting books and records, incorporating accounting and tax information that is faithful and correct in all relevant aspects;

(iv)	has paid or provided in a timely manner the taxes whose payment was obligatory and is recorded in the Declarations;

(v)
has appropriately carried out all notifications, calculations, sworn declarations and returns that should have been granted or made to pertinent tax authorities, and all information, notification, calculation and return sent to such authorities is true, exact and complete and not subject to any substantial dispute. Neither is such information subject to become subject to dispute by such authorities;

(vi)
has integrally and promptly effected the delivery of all obligatory information, whether periodically or in another manner, including sworn annual declarations, both to the SII (or the competent tax authority according to the location of the corresponding Company) and to any other state office, whether these arise from legal obligations such as circulars or instructions from these authorities, delivering all information in a manner that is true, faithful, correct and complete;

(vii)
has maintained, completed and saved the information and records required by law and the instructions issued by competent authorities, regarding all tax, customs, municipal, and any other material, strictly and completely complying with corresponding standards;

(viii)
has consistently applied, regarding taxes, correct criteria and principles current in all cases and as relevant to the calculation of depreciation, monetary correction and other adjustments to their assets and liabilities in order to calculate taxes;

(ix)
has not requested tax benefits or rights, related to customs or municipalities, that they are not entitled to under tax law and standards, whether customs or municipal, and the utilization or exploiting of benefits and rights carried out cannot be reasonably held to be material for future objections, tax orders, charges or claims;

(x)
has not incurred, during the last three years, any judicial or administrative fine or sanction of any type that is founded on non-compliance with tax standards or instructions, nor have they been subject to any citation, liquidation, order or audit regarding tax or customs matters;

(xi)
has effected all deductions, regarding or to the benefit of any tax, arising from any payment made on it, and which it is obligated or empowered to effect, and has fully informed the appropriate authority of the amounts deducted;

(xii)
has not received notification from any tax authority in which it is required to retain any tax payments made to this date (when regarding said retained taxes the appropriate authority has not been fully justified);

(xiii)
has affected the totality of taxes, fees, tributes and rights retentions of which it is obligated to effect under the laws and instructions of applicable authorities, all of which have been informed and paid to the tax authority and other corresponding State offices, in an integral and timely manner;

(xiv)
has not acquired nor disposed of goods, nor granted services, in order that it is reasonable clear that an assessment of the operation could be carried out for having performed the operation under abnormal market conditions, in order that no tax, fee or tribute could be charged or required from the corresponding Society for such situations; and

(xv)
has no responsibility or obligation to pay taxes for any other person or entity, except regarding the taxes and retention and other tributes that they are obligated to pay in accord with the laws and instructions of applicable authorities.

(b) Without affecting the declarations effected by the Sellers under letter (a) of this clause, the Parties agree to grant a period of 36 months from the execution hereof to obtain the tax return for 2016 business taxes, requested or to be requested during tax year 2017, as detailed in Appendix 4.01.18(b) (the “Tax Return”).
If, within the period of 36 months from the execution hereof: (i) the SII completely rejects the requested Tax Return; (ii) partially rejects the tax return; or (iii) does not respond regarding this Tax Return, the non-recovered amounts will be discounted from the Retention described under number 3.04. In the event that there are no funds in the Retention, the non-recovered amounts must be paid by the Sellers, unless this is not necessary due to the application of the deductible, in all cases within the indemnity limits referred to in clause 5. The Purchasers must inform Mr. Alejandro Mehech Bonati and Raul Del Castillo Fernández of progress on this matter on a quarterly basis.
4.01.19. Information and Computer systems. Each Company has all the necessary information systems to operate their businesses and teams as has been done to this date, these being in good working condition.

Furthermore, each Company:

(i)
has a valid user license for all of the computer programs and technology that it uses in the performance of its businesses, except those that are its property, and therefore there is no action that needs to be taken by the Company or third parties in order for the software to continue to be used in the same way as it has been once this Purchase Agreement is signed,

(ii)
has the assets, telephone controls and networks, electrical boxes, personal computers, servers, printers and other equipment operating under its control, all being sufficient for the normal operation of each Company in the same manner that they have operated up to this date, so that there is no need, either total or partial, for any installation that does they do not own, operate, control or hold authorization for from third parties; and

(iii)
has no software or technical manual that has been either totally or substantially copied from some material of which the corresponding Company is not the owner of the respective author rights or holding legitimate rights to its use.

4.01.20. Intellectual property.

(i)
Except as indicated in Appendix 4.01.20(i), the Companies are the owners, or possess legal rights and license to use, distribute, sell, resell, license or sublicense, as applicable, all Intellectual Property (free of liens) related to the operation of the companies and the business. There is no claim or litigation with respect to the above which is pending or threatened, either jointly or individually, to the Companies.

(ii)
In Appendix 4.01.20(ii), all the software and licenses owned by the Companies is listed. All renewal and maintenance payments for these items have been made within the applicable terms, and therefore the software and software licenses (i) are current and have not been cancelled, abandoned, improperly adjudicated or terminated; and (ii) they are not subject to opposition, cancelation, evaluations, reviews by third parties or nullification processes, or any other type of interference.

(iii)
All the software, licenses, sublicenses and agreements related to these that have been acquired by the Companies, allow for development, use, distribution, sale, resale, licensing, sublicensing, support, maintenance, integration or implementation of Intellectual Property, as applicable, from or for a third party.

(iv)
Except for the Intellectual Property subject to third party licensing (of which the Companies are not owners of Intellectual Property developed internally) (the “Own Intellectual Property”): (i) the Companies are the sole and exclusive owners of their Own Intellectual Property (free of liens), and have undertaken the necessary actions in order to have protection such that their rights under each one of the jurisdictions in which the Companies operate or exploit their Own Intellectual Property by any means do not permit a person or entity that is not one of the Companies from asserting a right to them (ii) the Companies are not obligated to pay any continuous rights, permits or other compensation or payments to any third party (including any employee or shareholder, director, subcontractor or anyone else, within the Companies or any other developer) with respect to Own Intellectual Property, nor are any of the Companies subject, obligated or required to obtain consent, authorization or approval from any third party regarding any act of usage or exploitation of Own Intellectual Property, or for the creation of any work arising, transformed or new versions of any Own Intellectual Property; (iii) all of this Own Intellectual Property was developed, created and designed by the Companies employees or was acquired from those indicated by law; and (iv) that in regard to the Own Intellectual Property, the Companies are invested with full and exclusive ownership of all management and exploitation rights, as well as the power to decide on the exercise of moral rights, and that they can use or make use of them at all times and places, in all forms and ways, using and exercising the rights and actions inherent to the Own Intellectual Property without hindrance, exclusion, nor restriction of any kind and, therefore, can use them and authorize third parties to use them in the manner and means that they deem convenient

(v)
The Companies have not usurped, deviated or infringed, nor at present are they usurping, deviating or infringing on the Intellectual Property of any third party, and there is no claim that has been brought regarding allegations of (i) usurpation, deviation or violation of Intellectual Property; (ii) use of Intellectual Property on the part of the Companies without having the right to do so; or (iii) challenging the property of the Companies regarding their validity or the requirements of any of the Companies´ Intellectual Property. To the extent of our faithful knowledge and understanding, there is no unauthorized use, violation or deviation regarding any of the Companies´ Intellectual Property, including by any employee or ex-employee of the Companies.

(vi)
The Companies have carried out all reasonable commercial actions in order to safeguard and maintain their rights and the exclusive and confidential nature of any and all of their confidential commercial secrets and processes, algorithms, source codes, object codes, technical knowledge, business methods, data and any other confidential information, data and material that is the property of the Companies or is assumed by way of licenses to be their property or used in the operation of the Companies´ business. No current or former officer, manager, employee, consultant, or contractor of the Companies have the right to claim any ownership rights to the Intellectual Property for having been involved in its development, creation, or design during their employment with the Companies or during the time that they acted as a consultant.

(vii)
In the creation of the Own Intellectual Property, or of any associated or related software, there has not been incorporated or distributed, in whole or in part, any open source software that is licensed under a GPL (General Public Licensee), GNU GPL, or “Lesser General Public License,” Copy left, or any similar software that: (a) limits or places conditions, in any way, on the use, commercialization or distribution (whether commercial and / or for profit) on any Own Intellectual Property, or (b) in any way materially limits or affects the freedom of action of the Companies, or of any third party authorized by the Companies, with regard to the exploitation of Own Intellectual Property, or with regard to carrying out actions against any infracting third party on the rights of the Companies over their Own Intellectual Property (including, but not limited to, claiming damages and losses), or in connection with licenses, sublicenses or distribution in any form of their Own Intellectual Property.

(viii)	The Sellers declare and guarantee that they retain no right whatsoever, or of any kind or title, over the Intellectual Property (including their Own Intellectual Property).

(ix)
Notwithstanding the foregoing, the Sellers declare that there are licenses supplied to third parties that for the purpose of the services that these third parties provide have had to be customized/adapted and these modifications belong to the clients or sublicensees, which, along with the respective licensing agreements, are indicated in Appendix 4.01.20(ix) of this Purchase Agreement.

For the effects of this section, “Intellectual Property” shall be understood to be all the patents, software, author rights, designs, product configurations, registered trademarks, commercial names, Internet domain names, product images or appearances, phrases, logotypes, and all other related original ideas, commercial secrets and technical knowledge with the Business.
4.01.21. Environmental matters. Each Company has complied with all relevant legal and regulatory standards regarding their operations as far as environmental issues, without incurring in any infractions or violations of these standards that could produce damages to the company.

4.01.22. Compliance with Laws and standards. Each Company, except as indicated in other Declarations and Guarantees and in their exceptions, has complied in all relevant aspects with legal and regulatory standards as applicable to the activities and business that they perform, as well as with the administrative or jurisdictional instructions and resolutions that must be complied with.

4.01.23. Anticorruption and asset laundering standards. The Sellers declare that:(i) the Companies are in compliance with applicable standards in each of the jurisdictions, regarding corruption and asset laundering and the provisions of the Foreign Corrupt Practice Act (FCPA) of the United States of America and the UK Bribery Act of the United Kingdom, and the Office of Foreign Assets Control (OFAC) (“Anticorruption Standard”), including, without limitation, any prohibition related to offer, promise, payment or payment authorization of any amount of money, benefit or any other good to any public official, international public organization official, politician or candidate to public office (from here on referred to as “Public Officials”), whether directly or indirectly, with the purpose of influencing the exercise of said Public Officials or to ensure some undue benefit; and (ii) no part of the payments received by the Sellers from the Purchasers in virtue of this Contract will be used to violated applicable legal and regulatory standards, including the Anticorruption Standard.

The Sellers declare that no Public Official that is an executive, representative, director, manager, shareholder or controller of the Companies has been involved in, as a representative of any public entity, decisions related to the adjudication of a specific business to the favor of the Companies, Sellers or the Purchasers or that could in any other way benefit the Companies, Sellers or the Purchasers. The Sellers also declare that they have not engaged in any act or payment meant to cause any Public Official to use their position to influence acts or decisions of any public entity or any Public Official to the benefit of the Companies or the Purchasers.
The Sellers also declare that neither the Companies nor their directors, officials or employees have offered, promised, delivered, authorized or accepted any improper advantage, whether economic or of any other kind (or insinuated that they will do so or could do so in the future) related to any type of operation of the businesses of the Companies, and that they have taken reasonable measures to avoid that any subcontractor, employee, agent or any other third party under their control or determining influence could do so. Furthermore, the Sellers declare that they have knowledge of and have taken measures in compliance with Law 20,393, which establishes the criminal responsibility of legal entities regarding crimes of bribery, terrorism and asset laundering, when these are committed directly and immediately in their interest or their benefit or that of their owners, controllers, responsible individuals, primary executives, representatives or those performing administration and supervisory activities, as long as the commission of the crime was due to non-compliance on their part with the duties of management or supervision.

4.01.24. Conditions for the Share Purchase Compliance. The Sellers declare that, to this date, each and all the conditions set forth in Clause 4 of the Share Pledge and which must be exclusively complied with by the Sellers, has been satisfactorily fulfilled and, similarly, they have fully and entirely complied with each and all of the restrictions set forth in Clause 5 of the Share Pledge concerning the Restrictions of the Sellers

4.02. The Declarations and Guarantees included in this clause reflect, regarding matters that refer to, and with the exceptions that all of them are indicated in the different Appendices attached to this document, the current situation of the Company, without containing inaccuracies as defined in the following clause number five.

Clause 5.
Compensation.

5.01. The Sellers must compensate the Purchasers and his successors or assigns that have control over Shares, as well as the Companies, as appropriate, in proportion with their shares, according to the terms indicated in this clause, regarding the Damages that are caused to these by the falsehoods or inaccuracies of one or more Declarations and Guarantees of the Sellers issued in this document and its appendices, for any reason before this date, or the non-compliance with any of the Restrictions on the Sellers indicated in clause five of the Share Pledge (from here on referred to as “Inaccuracies”). Any situation or act caused after the Date of Closing shall be considered to be an Inaccuracy. It is stated for the record that the company Inversiones Vaimaca Limitada will not be liable for Inaccuracies with respect to Tecnopago, for which the Tecnopago Sellers will be exclusively liable in proportion to their shares. As a consequence, the Purchasers agree not to claim Damages or Compensation derived from said Tecnopago Inaccuracies from Inversiones Vaimaca Limitada or any of its shareholders.

In virtue of this obligation, the Sellers must keep the Purchasers free of damages and free of any losses, along with their successors and assignees that have control over Shares, as well as the Companies, that arise from the existence of any claim, judgment, action, sentence, authority resolution, liability, obligation, payment, fine, penalty, loss, damage, cost and expense, including judicial costs, reasonable attorney fees or any other reasonable defense expense that is caused by or results from Inaccuracies (all of the above to be referred to from here on as the “Damages” and any one of them as the “Damage”).

5.02. For the effects of this Purchase Agreement, “Compensation” shall refer to compensation that the Sellers are obligated to in compliance with this clause. For the effects of Compensation, it is hereby stated that one act or situation in no case shall originate a Compensation to the Purchasers and the Company at the same time, nor can the effects on the Company be duplicated between the Company and an Associate at the same time, there being in no circumstance the possibility of producing a duplicity of Compensations for one event, the Purchasers having to be Compensated for the same.

5.03. The procedure and amount of the Compensations shall be determined and fixed by common accord between the Parties and, in case there is no agreement, by the arbitrator that is designated in this document in accord with the stipulations herein and general legal standards.

5.04. Without affecting the provisions of this Purchase Agreement:

(i)
The Sellers shall not be responsible for paying Compensation. Rather, once the accumulated amount of Compensations, as established in this fifth clause, reaches or exceeds the sum of USD 250,000 (two hundred and fifty thousand Dollars) in its equivalent in Pesos on the Date of Closing, the Sellers will only be responsible for the amount that exceeds this total. The first USD 250,000 (two hundred and fifty thousand Dollars) shall be considered to be a deductible completely covered by the Purchasers.

(ii)	Except as established in section 5.05, the maximum and total amount to be compensated by the Sellers in virtue of this clause shall be equal to the equivalent of 10% of the Adjusted Closing Price.

5.05. Notwithstanding the foregoing, the Parties agree that that which is stated in the previous Section 5.04 will not be applicable in the event of claims for Damages suffered as a consequence or derived from the following:

(i) Any Inaccuracy in terms of any of the statements and guarantees contained in the Fourth Clause, Section “Companies”, “Violations” (paragraph i) up to the word “Sellers” and paragraph iii)), and “Anticorruption and Money Laundering Standards”.

(ii) Any breach by the Sellers or the Companies of the obligations established in the Restrictions to Sellers in the Fifth Clause of this Purchase Agreement;

In either of the cases described in the previous paragraphs (i) and (ii), there will not be a maximum amount to be paid as compensation.
5.06. The obligation to compensate as indicated in this clause shall remain in force for 36 months after the Date of Closing. This term will be suspended for any claims made by the Purchasers for eventual Damages.

5.07. Nothing stated in this Purchase Agreement shall exempt the Purchasers from the obligation he assumes in virtue of applicable Law to mitigate the Damages from the moment that he gets knowledge of the acts, matters, faults or circumstances that could be expected to result in Damages and compensable obligations in accord with this Contract.

5.08. If for any reason the Purchasers or the Companies have received compensation payments from insurance or other amounts that have been duly recovered for any reason based on acts that constitute Inaccuracy, thereby compensating the Damage arising from the act, the amounts received shall be deducted from the Compensation that must be paid by the Sellers or they will be restituted and charged to those which must be paid. Furthermore, the amount of the Damages must be determined without taxes, that is, deducting from it the tax benefits derived from incurring the expense or supporting the constitutive loss of the Damages.

5.09. In the event that the Companies or the Purchasers are notified, in the manner established in Section 10.05, of a lawsuit, administrative claim or other legal action (from here on referred to as the “Legal Action”) related to any matter that could lead to Compensations, the Purchasers must inform the Sellers of the existence of the Legal Action and deliver a copy of all documentation received regarding the matter within 90 days of having received the respective claim, citation or procedure to pass. This notification must include the necessary information to be able to respond within said period, without affecting the possibility of delivering more information as soon as it is available. The defense of the Legal Action shall correspond to the Companies or the Purchasers, according to the case, the Sellers being able to designate an attorney to whom the course of the defense must be informed. In all cases, the Sellers may act as a helping third Party in the Legal Action.

5.10. By means of this instrument, (i) Raúl Del Castillo Fernández, represented by Juan Esteban Montero León and Cristóbal Valdés Dávalos, already identified, becomes a guarantor for Inversiones San Bernardo SpA; (ii) Marcelo Enrique Durán Ibañez , becomes a guarantor for Asesorías e Inversiones Supernova SpA; (iii) Juan Pedro Arcil Greve, identify number ######, with domicile on Avenida Condell 1353, community de Providencia , becomes a guarantor for Inversiones y Asesorías Bayona Limitada; and (iv) Christian Rolando Hagerdorn, , becomes a guarantor for Inversiones Hagerdorn y Morales Limitada (the “Joint and Several Representatives”). In this sense, the Joint and Several Representatives declare their will to become joint and several guarantors and co-debtors of the companies identified under the terms indicated in the second paragraph and subsequent of Article 1511 of the Civil Code of Chile, with respect to all the obligations assumed in this Agreement and in the Purchase Agreement by the companies that each one respectably represents and restricted to the proportions that each one sells. The Purchasers expressly accept the joint and several guarantee granted by this instrument.

The joint and several guarantors and co-debtors accept in advance any extensions, renewals, and modifications of any of the conditions of this Purchase Agreement with respect to the obligations assumed and those that totally or partially replace them, until the fulfillment of all the obligations assumed by virtue of this Agreement.
Additionally, it is stated that the obligations that each one of the Sellers and the Joint and Several Representatives assumes are indivisible.
5.11. In all stipulations of this Purchase Agreement that refer to the knowledge or understanding of the Sellers of any matter or issue, whether related to the Sellers´ Guarantees or any other clause, it is understood that said matter or issue is known to them to the degree that it is known, or should be known based on their duties, by any of the directors of the Companies, Rodrigo del Castillo, Cristobal Oyarce, Diego Nario, Gonzalo Paez, Oscar Barrios, Daniel Brignardello, Marcelo Durán, Karla Chamorro, Juan Pedro Arcil, Fernando Beya, Juan Ricardo Giadach, Jose Luis Godoy, David Lagos and Rodrigo González.

Clause 6.
Declarations and Guarantees of the Purchasers.
6.01. As an essential condition so that the Sellers may sign this Contract, the Purchasers represent and guarantee, in favor of the Sellers, that all of the declarations and guarantees contained in this article are true, complete and accurate as of the Date of Closing:

6.01.1. That Evertec Group is a company governed by the laws of Puerto Rico, duly constituted and existing, located at the place indicated in the appearance.

6.01.2. That Evertec Panama is a company governed by the laws of Panama, duly constituted and existing, located at the place indicated in the appearance.

6.01.3. That the signing of this Contract as well as the compliment of all the obligations contained in it are within the power of the Purchasers, and have been approved by his corresponding administrative corporate bodies.

6.01.4. That this Contract constitutes a valid and obligatory contract for the Purchasers and may require compliance from them in accord with its terms.

6.01.5. That the signing and compliance with this Purchase Agreement on the part of the Purchaser (i) does not violate or enter into conflict with any of its statutes; (ii) does not violate or constitute a violation of legal, regulatory, judicial resolution, precautionary measure, order or obligatory decree for the Purchasers, or of any contractual stipulation or unilateral declaration of intent which was created by the Purchasers in favor of any person, entity or institution; and (iii) does not constitute non-compliance with the decisions, orders or judicial resolutions issued by a judge, court or other authority or competent entity; and / or the failure to comply or non-compliance with any contract, agreement, pact, statue, corporate agreement, document or mandate to which the Purchasers are subject.

6.01.6. The Purchasers declare that it has carried out due diligence based on legal, accounting, labor, financial and tax precedents regarding the Companies provided by the Sellers, information that is included in a pendrive and attached to this Purchase Agreement under Appendix 6.01.6.

6.01.7. The Purchasers and their shareholders are investors with knowledge of the industry in which the Companies operate, with experience in investments in this type of business. The Purchasers, based on his knowledge and experience, have made their own independent analysis and has decided to sign this Contract.

6.01.8. Any type of audit, investigation, or review carried out on the Companies by the Purchasers does not affect the validity and scope of (i) the statements and guarantees of the Sellers established in the Clause 4, or (ii) the Sellers’ indemnification obligation as established in the Clause 5.

Clause 7.
Non-competition.

7.01. In consideration of this Contract, and in consideration of the Tecnopago Price and the EFT Price, the Sellers, the Administradora Mater S.A., and Raul Del Castillo Fernández, represented by Juan Esteban Montero León and Cristóbal Valdés Dávalos, already identified, Marcelo Duran Ibanez, Juan Pedro Arcil Greve and Alejandro Mehech, while the latter provides services to Administradora Mater S.A. (hereinafter the “Disqualified Persons”) undertake and shall endeavor to see that their respective partners or majority shareholders also comply with the foregoing (the latter being required to sign a document that sets forth these obligations) without prejudice to the provisions set forth in this Section, except by written agreement with the Purchasers to the contrary, will not carry out, individually or with other third parties (including in their own name or that of a third party), within the two years of the Closing Date, any of the following activities that compete with the Companies in the following businesses: (i) payment and collection solutions; (ii) payment button; (iii) administration of means of payment for issuers, acquirers, and processors; (iv) electronic funds transfer; and (v) card services related to payments including the prevention of fraud (from here on referred to as “Disqualified Businesses”).

7.02. The current participation of the Sellers is expressly excluded from this non-competition obligation, including Mr. Raul Del Castillo Fernández, Marcelo Duran Ibanez, Juan and Pedro Arcil Greve, in the businesses of hosting (cloud computing), projects involving co-working and incubation of projects that are not related with the Disqualified Businesses described in this clause, and the participation of the Fondo de Inversion Privado Mater in the company Megacompra SpA, exclusively for the activities that it currently carries out or might carry out in relation to the sale of digital services and products with software developed in-house, through various channels: POS, App, Web, among others that are related, as well as providing technology and offering development, installation, or implementation services for POS networks and other related devices in order to connect providers of different lines of business (Banks, Retail, Mass Consumption, etc) with point-of-sale and their clients. To date, Megacompra SpA is in the process of planning and developing new services related to the financing of businesses, payments to providers, electronic ticketing, and accounting administration. The administrator Fen Capital S.A. is also expressly excluded from the obligation not to compete, as it invests in non-controlling minority shares and which has a broad investment focus, with emphasis on areas of information technologies, cell phone applications, e-commerce, software, fintech, and biotech. Notwithstanding the foregoing, it is stated for the record that the Fondo de Inversion Privado Mater agrees not to compete or invest in businesses in Chile that compete with the Companies for the aforementioned period of two years, with the exception of the business is currently being engaged in, and that

Mr. Alejandro Mehech shall neither directly nor indirectly participate in activities relating to the Disqualified Businesses in Chile during the same period.

Additionally, Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, , Alejandro Mehech and Administradora Mater S.A. expressly state that the activities that they perform or participate in as administrator or owner do not currently compete with the Disqualified Businesses, with the sole exception of businesses permitted to be carried out by Megacompra SpA in accordance with their corporate purpose and those currently being engaged in.
7.03. Regarding the Disqualified Businesses, the Disqualified Persons agree to not carry out the following actions: try to encourage providers or clients related to the Disqualified Businesses to not continue to do business with the Purchasers and / or the Companies and / or interfere with the business relationships between the Purchasers and the Disqualified Businesses regarding said providers or clients; develop, become involved in or have any economic interest in any business in Chile and in a foreign country (except as indicated at the end of clause 7.02) that in any way refers to or includes in whole or in part Disqualified Businesses. Furthermore, it is agreed in the manner and period indicated to not develop any activity related to Disqualified Businesses, nor to participate in businesses or companies: (a) that are competitors or competitive with the Companies and their eventual partners, directly or indirectly, in relation to Disqualified Businesses; or (b) that imply or involve the development or competition in Disqualified Businesses; or (c) that dedicate their activities to Disqualified Business; or (d) are dedicated to direct or indirect marketing of any product or service associated with the Disqualified Businesses; or (e) dedicated to consulting or promoting the Disqualified Businesses for any person or entity, whether these consultancies or promotions be carried out from within Chile or from a foreign country.

7.04. The obligation acquired in this clause includes both the direct participation in the described activities as well as participation as a proprietary individual, partner, shareholder, member, employee, worker, director or representative of entities or persons of any type. Furthermore, this obligation includes the provision of consultancy, assistance and help regarding any of the mentioned activities to persons that in any way participate in Disqualified Businesses, as well as acting in the position of an agent, representative, employee or consultant for said individuals.

7.05. The Parties agree that in case of non-compliance by any of the Sellers and the individuals Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, and Administradora Mater S.A. (which shall also be liable for the obligations Alejandro Mehech has assumed in this clause while he provides his services to Administradora Mater S.A.), with the obligations contained within this Section, the Purchasers shall have the right to demand of anyone who has not complied that they pay a fine, a compensatory disciplinary payment, that the Parties evaluate previously and liquidate for each breach in the amount of USD 2,000,000.

7.06. It is hereby agreed that nothing stated in this clause shall be applicable to the contributors to the Fondo at Inversion Privado, Mater, and the shareholders of Administradora Mater S.A., unless they are Disqualified Persons.

7.07. The fine indicated in the previous Section 7.05 is notwithstanding the Purchasers’ other rights, in particular, the Purchasers power to demand, along with the aforementioned fine, any damages effectively suffered as a consequence of said breach.

Clause 8.
Non-hiring.

8.01. In consideration of the signing of this Contract by the Parties, and in consideration of the Tecnopago Price and the EFT price to be paid by the Purchasers to the Sellers in accord with this Contract, both the Sellers and Administradora Mater S.A., and Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, and Alejandro Mehech, on his own behalf, and while the latter performs services with Administradora Mater S.A., agree by means of this document, and beginning on the Date of Closing and until two years have passed from the Date of Closing, to not hire or try to hire, or to cause the quitting, either directly or indirectly, of any worker, employee or executive of any of the Companies that as of this date, or at any time during the last two years, have provided any services to any of the Companies, unless the Purchasers give prior written consent to the hiring.

8.02. The Parties agree that in case of non-compliance by any of the Sellers and Raúl Del Castillo Fernández, Marcelo Durán Ibáñez, Juan Pedro Arcil Greve, Diego Nario, Carlos Mateu Gouts, Gonzalo Páez, Eduardo Spangenberg, and Administradora Mater S.A. which also be responsible for the obligations that Alejandro Mehech has assumed in the present clause, while the latter performs services with Administradora Mater S.A. with the obligations contained in this Section 8, the Purchasers shall have the right to demand a fine, a fine, a compensatory disciplinary payment, that the Parties evaluate previously and liquidate for each breach of the amount of USD 2,000,000 for each one of the Main Executives, and USD100,000 for each one of the other workers. This fine will be paid exclusively by the person who fails to comply with the obligation.

8.03. It is stated for the record that nothing that is established in this clause will be applicable to companies that are part of the portfolio of the Fondo de Inversión Privado Mater and Plásticos Eroflex S.A. and its affiliates, so long as Fondo de Inversión Privado Mater, Administradora Mater S.A., or Mr. Alejandro Mehech have no involvement in the decision-making or contracting process, nor with respect to investment fund companies or managers with respect to which Mr. Alejandro Mehech has no administrative or controlling role.

8.04. The fine indicated in this Section 8.02 is notwithstanding the Purchasers’ other rights, in particular the Purchasers’ power to demand, along with the aforementioned fine, any damages effectively suffered by the Purchasers as a consequence of said breach.

8.05. It is stated that as of this date, the accounting advisor of the company Inversiones San Bernardo SpA is the company LR Auditores, whose accountant is the spouse of one of the employees of the Companies. In addition, the future hiring by Raúl Del Castillo Fernández of Ms. Rebeca Reveco is explicitly excluded from this clause.

Clause 9.
Confidentiality.
9.01. This Purchase Agreement is of a confidential nature in all of its clauses and the Parties agree to not divulge information regarding its contents without the written consent of the other.

9.02. This agreement to confidentiality does not include the revealing of all or part of the Contract in order to make respective presentations to the FED and the Security Exchange Commission (SEC) and in compliance with a legal standard (including those related with stock markets) or with a judicial or administrative order, such as the transfer of information about financial, legal and auditory consultancies by the Parties. These other parties shall themselves be obligated to preserve confidentiality, as are the clients and providers of the Companies with respect to those that it is necessary to have their consent regarding change of control of contracts in accord with the provisions of clause 4.01.6. of the Share Pledge

9.03. Additionally, any disclosures by the Purchaser of the act of the signing of this Agreement and a general description of the transaction, including price, and of the Companies, via press releases and in quarterly calls with investors, are excepted from confidentiality obligations.

Clause 10.
Miscellaneous.

10.01. Appendices. The appendices referred to in the clauses of this Purchase Agreement are duly signed and understood to form an integral part of this document. The Parties have familiarized themselves with them prior to signing this Contract.

10.02. Costs. Except as outlined in other clauses of this Purchase Agreement, each Party shall pay its own expenses for legal aid, other consultants and any other expense incurred by said party related to the same. Any broker, agent or financial consultant that the Parties may have employee or hired, or with whom they have agreed to the payment of a fee, commission or similar remuneration for the purpose of signing this Contract, shall be paid exclusively by the party hiring such services. It is expressly stated for the record that the costs associated with the Withholding indicated in clause 3.03 and the costs associated with the potential audit by PwC Chile, or other designated as stated in clause 3.04.7 will be split by the Parties in two equal parts.

10.03. Place and form of payment of the monetary obligations. Except for any stipulation to the contrary contained in this document or the documents granted in accord with it, the entire payment of the money obligations shall be made at the address of the respective creditor, at the latest at 12:00 P.M. on the date of expiry, in legal monetary Pesos issued by the Republic of Chile, by means of an electronic transfer or a bank voucher, in funds that are to be available immediately.

10.04. Periods. Except as stated otherwise in this Purchase Agreement, the periods stipulated herein are calendar days, but in the case of expiration on a non-business day for banks in the plaza in Santiago, they will be extended until the following bank business day. For these effects, a bank business day is understood to be a day that the banks open their offices to the general public and offer full service, with the exception of Saturdays.

10.05. Communications. Communication between the Parties shall be carried out in writing by means of a letter delivered personally with receipt of delivery, or by means of a private email with delivery confirmation, using any of the following companies: Chilexpress, UPS, DHL or FedEx. These communications must be sent simultaneously by email to all of the Parties. Similarly, changes of the addresses that, for the effects of notifications or communications, are established for each of the Parties in this clause, must be communicated The addresses and emails of each of the Parties are indicated below:

(i)	IF SENT TO THE TECNOPAGO SELLERS:
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(ii)	IF SENT TO THE EFT SELLER:
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(iii)	IF SENT TO THE PURCHASERS:
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10.06. Arbitration. All difficulties or controversies related to this Purchase Agreement, including, among others, those referring to compliance or non-compliance, application, interpretation, validity or non-validity, enforceability, nullification or resolution, termination, determination of indemnities for damages related to non-compliance and questions related to the jurisdiction and competence of the courts, shall be resolved by means of a combined arbitrator, that is, an arbitrator in regards to the procedures and rights involved, their decisions not being subject to any other recourse, all of which the Parties expressly and definitively renounce by means of this document. For these effects, the parties hereby appoint Rodrigo Ochagavía Ruiz-Tagle as the arbitrator. If the latter cannot or will not accept the position, the arbitrator shall be chosen in joint agreement between the Parties. If there is disagreement regarding the individual to act as the joint arbitrator within a period of 30 days from the generation of the controversy, the decision shall be made by the Chamber of Commerce in Santiago A.G. (the “Chamber of Commerce”), to which the Parties confer, in this document and for its effect, an irrevocable special mandate to, upon written request of either Party, designate an arbitrator from among the members of the attorney profession in the arbitral body of the Center for Arbitrators of the Chamber of Commerce. The arbitrator designated by the Chamber of Commerce shall also be joint, and there shall be no recourse available against its decisions, said recourses being expressly and definitively renounced by means of this document. Each Party shall have the right to challenge one time, without need for expressing a cause, the arbitrator designated by the Chamber of Commerce. The arbitration shall take place in the city of Santiago. The arbitrary procedure shall be conducted in a reserved manner, prohibiting the designated arbitrator and the Parties from communicating to third parties the terms of the arbitration and the precedents that are presented therein or made known to the court by the counterparty, with the exception of when this communication may be necessary due to the recourses or judicial actions that the Parties request or effect.

10.07. Addresses. For legal effects, the Parties establish special addresses in the city of Santiago in Chile, extending the competence of the justice courts located in Santiago, regarding all matters that do not correspond to arbitration.

10.08. Legislation. The Parties agree that this Purchase Agreement is subject to and interpreted in accord with the laws of the Republic of Chile.

10.09. Legal Identities. It is hereby agreed that the legal identities of the representatives of the Parties are as follows, and are not inserted in view of the fact that they are known among themselves:

10.09.1. The legal identity of Mr. José Antonio Jimenez and Mr. Alejandro Mehech Bonati to represent the Fondo de Inversión Privado Mater is recorded in a public deed dated November 2, 2009, issued by Notary Public of Santiago Mr. Raúl Ivan Perry Pefaur.

10.09.2. The legal identity of Juan Esteban Montero León and Cristóbal Valdés Dávalos, to represent Inversiones San Bernardo SpA and Raul del Castillo Fernandez, is recorded in a public deed dated April 5, 2017, issued by Notary Public of Santiago Mr. Eduardo Avello Concha.

10.09.3. The legal identity of Ms. Viviana Isabel Pulgar Urquiaga represent Inversiones y Asesorías Bayona Limitada, is recorded in a public deed dated November 26, 2013, issued by Notary Public of Santiago Ms. María Angélica Zagal Cisternas.

10.09.4. The legal identity of Mr. Marcelo Enrique Druán Ibáñez to represent Asesorías e Inversiones Supernova SpA, is recorded in a public deed dated December 26, 2016, issued by Notary Public of Santiago Mr. Eduardo Avello Concha before his alternate Ms. Margarita Moreno Zamorano.

10.09.5. The legal identity of Christian Hagedorn Hitschfeld to represent Inversiones Hagedorn y Morales Limitada, is recorded in a public deed dated December 22, 2009, issued by Notary Public of Santiago Mr. Sergio Henríquez Silva.

10.09.6. The legal identity of Carlos Eugenio Mateu Gouts to represent Inversiones Vaimaca Limitada, is recorded in a public deed dated June 7, 2017, issued by Notary Public of Santiago Eduardo Avello Concha.

10.09.7. The legal identity of Luis Rodríguez González to represent Evertec Group, LLC is recorded by a protocolized power dated June 22, 2017, in the Notary Public of Santiago by Ricardo San Martín Urrejola.

10.09.8. The legal identity of Luis Rodríguez González to represent Evertec Panamá, S.A. is recorded by a protocolized power dated June 22, 2017, in the Notary Public of Santiago by Ricardo San Martín Urrejola.

10.11. Copies. This document is issued in 9 copies of the same tenor and date, two being left in the possession of the Purchasers and the others in the possession of the Sellers.